Exhibit 99.1

FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Media Contact: Joanne Brigandi x4240
e-mail: jbrigandi@sjindustries.com
Investor Relations Contact: Stephen Clark x4260
e-mail: sclark@sjindustries.com

January 24, 2011

SJI Board Elects Shahid Malik as New Director

FOLSOM, NJ – Edward J. Graham, chairman, president, and CEO of South Jersey Industries, announced the election of Shahid Malik to the company’s Board of Directors, effective January 21. He was also elected to South Jersey Energy’s Board.

Malik has over twenty years of senior leadership experience in the oil, gas and electric industries in the US and Europe. He currently works in the Energy Business Group of PRTM – a Boston-based advisory firm. In this role he is responsible for the growth and development of the firm’s energy practice focusing on corporate strategy and operational execution in the utility and Clean-Tech sectors. Prior to that, he was President & CEO of Strategic Energy and EVP, Great Plains Energy where he gained extensive leadership and operational experience in the regulated and deregulated electric and natural gas industry.

“Shahid has an accomplished and thorough background as an energy industry leader,” said Graham. “His demonstrated expertise, decisiveness and collaborative approach will serve our Board well as SJI and SJE continue to grow.”

In addition to serving on both Boards mentioned previously, Malik will also serve on the Executive Committees of South Jersey Energy Solutions and its subsidiaries. He has also been elected to the Audit and Compensation Committees of SJI’s Board.

Malik, who resides in Pittsburgh, PA is active in his community and sits on the Boards of Gilda’s Club of Western Pennsylvania and Pittsburgh Musical Theater. He is married with three children.

(more)

SJI Board Elects Shahid Malik Add 1

About South Jersey Industries
South Jersey Industries (NYSE: SJI) is an energy services holding company.  A member of the KLD Global Climate 100 Index, SJI offers solutions to global warming through renewable energy, clean technology and efficiency.  South Jersey Gas, one of the fastest growing natural gas utilities in the nation, strongly advocates energy efficiency while safely and reliably delivering natural gas in southern New Jersey. South Jersey Energy Solutions, the parent of SJI’s non-regulated businesses, provides innovative, environmentally friendly energy solutions that help customers control energy costs. South Jersey Energy acquires and markets natural gas and electricity for retail customers and offers energy-related services. Marina Energy develops and operates on-site energy projects.  South Jersey Resources Group provides wholesale commodity marketing and risk management services. South Jersey Energy Service Plus installs, maintains and services residential and commercial heating, air conditioning and water heating systems; services appliances; installs solar systems; provides plumbing services and performs energy audits. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.
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